$300,000,000


CREDIT AGREEMENT

Dated as of July 30, 1999

between

PRECISION CASTPARTS CORP.

and

BANK OF AMERICA, N.A.

TABLE OF CONTENTS
Section	Page
ARTICLE I DEFINITIONS	1
	Section 1.01	Certain Defined Terms	1
	Section 1.02	Other Interpretive Provisions	20
	Section 1.03	Accounting Principles	21
ARTICLE II THE CREDITS
	Section 2.01	Amounts and Terms of Commitment	21
	Section 2.02	Loan Accounts	22
	Section 2.03	Procedure for Borrowing	22
	Section 2.04	Conversion and Continuation Elections	23
	Section 2.05	Voluntary Termination or Reduction
		of Commitments	24
	Section 2.06	Optional Prepayments	25
	Section 2.07	Mandatory Prepayments of Loans;
		Mandatory Commitment Reductions	25
	Section 2.08	Repayment	26
	Section 2.09	Interest	26
	Section 2.10	Fees	27
	Section 2.11	Computation of Fees and Interest	28
	Section 2.12	Payments by the Company	29
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY
	Section 3.01	Taxes	29
	Section 3.02	Illegality	30
	Section 3.03	Increased Costs and Reduction of Return	31
	Section 3.04	Funding Losses	32
	Section 3.05	Inability to Determine Rates	32
	Section 3.06	Reserves on Offshore Rates Loans	33
	Section 3.07	Certificates of Bank	33
	Section 3.08	Survival	34
ARTICLE IV CONDITIONS PRECEDENT
	Section 4.01	Conditions of Initial Loan	34
	Section 4.02	Conditions to All Subsequent Loans	36
ARTICLE V REPRESENTATIONS AND WARRANTIES
	Section 5.01	Corporate Existence and Power	37
	Section 5.02	Corporate Authorization; No Contravention	38
	Section 5.03	Governmental Authorization	38
	Section 5.04	Binding Effect	38
	Section 5.05	Litigation	39
	Section 5.06	No Defaults	39
	Section 5.07	ERISA Compliance	39
	Section 5.08	Use of Proceeds; Margin Regulations	40
	Section 5.09	Title to Properties; Liens	40
	Section 5.10	Taxes	41
	Section 5.11	Financial Condition	41
	Section 5.12	Environmental Matters	42
	Section 5.13	Regulated Entities	42
	Section 5.14	No Burdensome Restrictions; No Restrictions
		on Subsidiary Dividends	42
	Section 5.15	Copyrights, Patents, Trademarks and
		Licenses, Etc.	43


	Section 5.16	Subsidiaries	43
	Section 5.17	Insurance	43
	Section 5.18	Solvency	43
	Section 5.19	Swap Obligations	44
	Section 5.20	Year 2000	44
	Section 5.21	Merger Representations	44
	Section 5.22	Full Disclosure	44
	ARTICLE VI AFFIRMATIVE COVENANTS
	Section 6.01	Financial Statements and Other Information	45
	Section 6.02	Other Information	45
	Section 6.03	Notices	45
	Section 6.04	Inspection of Property and Books and
		Records	46
	Section 6.05	Use of Proceeds	46
	Section 6.06	Convenants under Syndicate Credit
		Agreement	47
	Section 6.07	Further Assurances	47
ARTICLE VII NEGATIVE COVENANTS
	Section 7.01	Use of Proceeds	47
	Section 7.02	Covenants Under Syndicate Credit
		Agreement	48
ARTICLE VIII EVENTS OF DEFAULT
	Section 8.01	Event of Default	48
	Section 8.02	Remedies	49
ARTICLE IX MISCELLANEOUS
	Section 9.01	Amendments and Waivers	50
	Section 9.02	Notices	50
	Section 9.03	No Waiver; Cumulative Remedies	51
	Section 9.04	Costs and Expenses	52
	Section 9.05	Company Indemnification	52
	Section 9.06	Marshalling; Payments Set Aside	53
	Section 9.07	Successors and Assigns	53
	Section 9.08	Assignments, Participations, Etc.	53
	Section 9.09	Confidentiality	54
	Section 9.10	Set-off	55
	Section 9.11	Automatic Debits of Fees	56
	Section 9.12	Counterparts	56
	Section 9.13	Severability	56
	Section 9.14	No Third Parties Benefited	56
	Section 9.15	Governing Law and Jurisdiction	57
	Section 9.16	Waiver of Jury Trial	57
	Section 9.17	Entire Agreement	57









CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of July 30, 1999, between PRECISION CASTPARTS CORP., an Oregon corporation (the "Company"), and BANK OF AMERICA, N.A. (the "Bank").
WHEREAS, the Bank has agreed to make available to the Company a term loan facility, upon the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:
ARTICLE I

DEFINITIONS
1.01 Certain Defined Terms
 . The following terms have the following meanings when used herein (including in the recitals hereof):
"Acquired Company" means Wyman-Gordon Company, a
Massachusetts corporation.
"Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another
Person (other than a Person that is a Subsidiary), provided that the Company or the Subsidiary is the surviving Person. "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.
Page 1
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
"Agent" means the Bank in its capacity as administrative agent for the Syndicate Banks under the Syndicate Credit Agreement, and any successor agent appointed or arising thereunder.
"Agreement" means this Credit Agreement.
"Applicable Fee Amount" means with respect to the commitment fee payable hereunder, the amount set forth opposite the indicated Level in the pricing grid set forth on Annex I in accordance with the parameters for calculations of such amount also set forth on Annex I. "Applicable Margin" means, with respect to Base Rate
Loans and Offshore Rate Loans, the amount set forth opposite the indicated Level below the heading "Base Rate Spread" or "Offshore Rate Spread," as applicable, in the pricing grid set forth on Annex I in accordance with the parameters for calculations of such amounts also set forth on Annex I. "Assignee" has the meaning specified in subsection
9.08(a).
"Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.
"Availability Expiry Date" means the earliest to occur of: (a) March 1, 2000; (b) the effective date of the Merger; and (c) the date on which the Commitment terminates in accordance with the provisions of this Agreement.
"Bank" has the meaning specified in the introductory clause hereto.
"Bankruptcy Code" means the Federal Bankruptcy Reform
Act of 1978 (11 U.S.C. 101, et seq.).
"Bank's Payment Office" means the address for payments set forth on Schedule 1 or such other address as the Bank may from time to time specify.
"Base Rate" means, for any day, the higher of:
(a) 0.50% per annum above the latest Federal Funds Rate; and
(b) the rate of interest in effect for such day as publicly announced from time to time by the Bank as its "reference rate." (The "reference rate" is a rate set by the Bank based upon various factors including the Bank's costs and Page 2
desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change. "Base Rate Loan" means a Loan that bears interest based on the Base Rate.
"Borrowing" means a borrowing of any Loan hereunder. "Borrowing Date" means any date on which a Borrowing occurs under Section 2.03.
"Bridge Maturity Date" means the date 364 days after the Closing Date.
"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the London or other applicable offshore Dollar interbank market.
"Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.
"Closing Date" means the date occurring on or before March 1, 2000 on which all conditions precedent set forth in
Section 4.01 are satisfied or waived by the Bank.
"Code" means the Internal Revenue Code of 1986.
"Commitment" has the meaning specified in Section 2.01. "Compliance Certificate" means a certificate substantially in the form of Exhibit C to the Syndicate Credit Agreement.
"Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other

Page 3
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
obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iv) in connection with any synthetic lease or other similar off balance sheet lease transaction, or (v) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation");
(b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments;
(c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap Contracts, shall be equal to the Swap Termination Value.
"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.




Page 4
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
"Conversion/Continuation Date" means any date on which, under Section 2.04, the Company (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.
"Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.
"Disposition" means (i) the sale, lease, conveyance or other disposition of property, other than (A) sales of inventory in the ordinary course of business, (B) sales and other dispositions of obsolete or unusable equipment,
(C) dispositions of defaulted receivables for collection in the ordinary course of business, or (D) sales of receivables pursuant to securitization programs; and (ii) the sale or transfer by the Company or any Subsidiary of the Company of any equity securities issued by any Subsidiary of the Company and held by such transferor Person, in either case to a Person other than the Company or a Subsidiary. "Documents" means the Loan Documents, the Transaction Documents and the Syndicate Loan Documents.
"Dollars," "dollars" and "$" each mean lawful money of the United States.
"Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $250,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the United States; and (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of the Bank,
(ii) a Subsidiary of a Person of which the Bank is a Subsidiary, or (iii) a Person of which the Bank is a Subsidiary. No proposed assignee shall be an Eligible Assignee if the effect of the assignment to the proposed assignee would be to impose increased costs on the Company pursuant to Section 3.01 or if the representation contained in Section 4.01(f) of the Syndicate Credit Agreement would not be true as to such Person if made as to such Person on the date of assignment.
Page 5
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
"Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law.
"Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.
"ERISA" means the Employee Retirement Income Security
Act of 1974.
"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
"ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or
(f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under
Section 4007 of ERISA, upon the Company or any ERISA Affiliate in excess of $5,000,000.
"Event of Default" means any of the events or circumstances specified in Section 8.01.



Page 6
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
"Event of Loss" means, with respect to any property, any of the following: (a) any loss, destruction or damage of or to such property, (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such property or for the exercise of any right of eminent domain, or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of use of such property. "Exchange Act" means the Securities Exchange Act of
1934.
"Existing Credit Facility" means the Credit Agreement dated as of July 31, 1996, as amended, among the Company, the Bank as agent, the other financial institutions party thereto, and others.
"Existing Securities" means the Company's outstanding debt securities under that certain Indenture dated as of December 17, 1997.
"Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York with respect to the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published with respect to any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Bank of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Bank.
"Fee Letter" means the Fee Letter referred to in the Syndicate Credit Agreement.
"FRB" means the Board of Governors of the Federal
Reserve System, and any Governmental Authority succeeding to any of its principal functions.
"Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 3.01.

Page 7
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
"GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of application.
"Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
"Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."
"Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money;
(b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables and accrued liabilities incurred in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property);
(f) all obligations with respect to capital leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above; provided
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
that Indebtedness shall not include sales of Permitted Receivables sold pursuant to Permitted Receivables Purchase Facilities and indemnification, recourse or repurchase obligations thereunder. For all purposes of this Agreement, the Indebtedness of any Person shall include any Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent of any amount thereof as to which recourse to such Person exists.
"Indemnified Liabilities" has the meaning specified in
Section 9.05.
"Indemnified Person" has the meaning specified in
Section 9.05.
"Independent Auditor" has the meaning specified in the Syndicate Credit Agreement.
"Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in either case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
"Interest Payment Date" means (i) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar quarter and the Bridge Maturity Date; provided, however, that if any Interest Period for any Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.
"Interest Period" means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter;




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
provided that:
(i)	if any Interest Period would otherwise end on
a day that is not a Business Day, that Interest Period
shall be extended to the following Business Day unless
the result of such extension would be to carry such
Interest Period into another calendar month, in which
event such Interest Period shall end on the preceding
Business Day;
(ii)	any Interest Period that begins on the last
Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period)
shall end on the last Business Day of the calendar
month at the end of such Interest Period; and
(iii)	no Interest Period for any Loan shall
extend beyond the Bridge Maturity Date.
"Investment Grade" has the meaning specified in subsection 2.07(c).
"IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.
"Lending Office" means the office or offices of the Bank specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office," as the case may be, on
Schedule 1, or such other office or offices as the Bank may from time to time notify to the Company.
"Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property having the same practical effect as a security interest (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law), but not including the interest of a lessor under an operating lease or the interest of a purchaser of Permitted Receivables under any Permitted Receivables Purchase Facility.

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
"Loan" means an extension of credit, in the form of a loan by the Bank to the Company under Article II, which may be a Base Rate Loan or an Offshore Rate Loan (each a "Type" of Loan).
"Loan Documents" means this Agreement, any Notes, the Fee Letter, and all other documents delivered to the Bank in connection with the transactions contemplated by this Agreement.
"Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the FRB.
"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, or condition (financial or otherwise) of the Company, the Acquired Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company or any Subsidiary to perform under any Document and to avoid any Event of Default; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Company or any Subsidiary of any Document. For purposes of this definition, a liability shall be considered to be material if it involves a cost to or expenditure by the Person of $35,000,000 or more, net of amounts recoverable from insurers where coverage is not contested or pursuant to uncontested rights of subrogation, contribution or indemnity.
 "Merger" means the merger of the Acquired Company and the Purchaser, as contemplated by the Merger Agreement. "Merger Agreement" means the Agreement and Plan of Merger, dated as of May 17, 1999, by and among the Company, the Purchaser and the Acquired Company.
"Minimum Amount" means (i) in respect of any Borrowing, conversion or continuation of Loans, an aggregate minimum amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, and (ii) in the case of any reduction of the Commitment under Section 2.05, or optional prepayment of Loans under Section 2.06, $10,000,000 or any multiple of $1,000,000 in excess thereof.
"Minimum Condition" means the minimum number of shares required to be tendered and not withdrawn prior to the expiration of the Offer, as specified in the Merger Agreement.

Page 11
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
"Moody's" means Moody's Investors Service, Inc. "Multiemployer Plan" means a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.
"Net Proceeds" means (i) as to the issuance of any debt or equity securities by the Company, cash proceeds received by the Company in connection therewith, net of ordinary and necessary out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of the Company; (ii) as to any Disposition by a the Company or any Subsidiary, proceeds in cash, checks or other cash equivalent financial instruments as and when received by such Person, net of: (A) the direct costs relating to such Disposition, excluding amounts payable to such Person or any Affiliate of such Person, (B) sale, use or other transaction taxes and capital gains taxes paid or payable by such Person as a direct result thereof, and
(C) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a purchase money security interest on any asset which is the subject of such Disposition; and
(iii) as to any Event of Loss suffered by the Company or any Subsidiary, proceeds in cash, checks or other cash equivalent financial instruments as and when received by such Person, net of (A) all money actually applied to repair or reconstruct the damaged property or property affected by the condemnation or taking, (B) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and
(C) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments. For purposes of determining the amount of Net Proceeds in respect of any Disposition or Event of Loss, however, the amount of proceeds calculated as provided above shall be reduced by (i) $10,000,000 of the amount of such proceeds, and (ii) the amount of the balance of such proceeds after such reduction that such Person has used (or intends to use within six months of the date of receipt of such proceeds) to pay the purchase price in connection with any Acquisition or Investment permitted by the Syndicate Credit Agreement, it being understood that any portion of such balance of such proceeds that has not been so used within such six month



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
period shall be deemed to be Net Proceeds received on the last day of such six month period and that all such proceeds shall be deemed to be Net Proceeds at any time that an Event of Default exists hereunder.
"Note" has the meaning specified in Section 2.02(b).
"Notice of Borrowing" means a notice in substantially the form of Exhibit A.
"Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit B.
"Obligations" means the Loans and other Indebtedness arising under any Loan Document owing by the Company to the Bank or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.
"Offer" means, collectively, the Tender Offer Statement filed by the Purchaser on May 21, 1999 with the SEC on
Schedule 14D-1, the Offer to Purchase dated May 21, 1999, the related letter of transmittal, and any public announcement relating to the foregoing.
"Offshore Rate" means: (i) the rate of interest per annum determined by the Bank to be the rate of interest per annum (rounded upward to the nearest 1/100th of 1%) appearing on Dow Jones Page 3750 (as defined below) for Dollar deposits in the approximate amount of the Offshore Rate Loan to be made, continued or converted by Bank and having a maturity comparable to such Interest Period, at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, subject to clause (ii) below; or (ii) if for any reason the rate is not available as provided in the preceding clause (i) of this definition, the "Offshore Rate" instead means the rate of interest per annum determined by the Bank to be the arithmetic mean (rounded upward to the nearest 1/16th of 1%) of the rates of interest per annum at which Dollar deposits in the approximate amount of the Offshore Rate Loan to be made, continued or converted by the Bank, and having a maturity comparable to such Interest Period, would be offered by the Bank to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such



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
Interest Period.  As used in this definition, "Dow
Jones Page 3750" means the display designated as "3750" on the Dow Jones Market Service (formerly known as the Telerate Service) or any replacement page thereof or successor thereto.
"Offshore Rate Loan" means a Loan that bears interest based on the Offshore Rate.
"Organization Documents" means, for any Person, the certificate or articles of incorporation , the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, any other applicable organizational or constitutional documents and all applicable resolutions of the board of directors (or any committee thereof) of such Person.
"Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents. "Participant" has the meaning specified in subsection 9.08(b).
"PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.
"Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.
"Permitted Liens" has the meaning specified in the Syndicate Credit Agreement.
"Permitted Receivables" shall mean all obligations of any obligor (whether now existing or hereafter arising) under a contract for sale of goods or services by the Company or any of its Subsidiaries, which shall include any obligation of such obligor (whether now existing or hereafter arising) to pay interest, finance charges or

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
amounts with respect thereto, and, with respect to any of the foregoing receivables or obligations, (a) all of the interest of the Company or any of its Subsidiaries in the goods (including returned goods) the sale of which gave rise to such receivable or obligation after the passage of title thereto to any obligor, (b) all other Liens and property subject thereto from time to time purporting to secure payment of such receivables or obligations, and (c) all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such receivables or obligations.
"Permitted Receivables Purchase Facility" shall mean any agreement of the Company or any of its Subsidiaries providing for sales, transfers or conveyances of Permitted Receivables purporting to be sales (and considered sales under GAAP) that do not provide, directly or indirectly, for recourse against the seller of such Permitted Receivables (or against any of such seller's Affiliates) by way of a guaranty or any other support arrangement, with respect to the amount of such Permitted Receivables (based on the financial condition or circumstances of the obligor thereunder), other than such limited recourse as is reasonable given market standards for transactions of a similar type, taking into account such factors as historical bad debt loss experience and obligor concentration levels. "Permitted Swap Obligations" means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view;" (b) such Swap Contracts do not contain (i) any provision ("walk-away" provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, or (ii) any provision creating or permitting the declaration of an event of default, termination event or similar event upon the occurrence of an Event of Default hereunder (other than an Event of Default under subsection 9.01(a).


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
"Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or any other entity of whatever nature.
"Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.
"Purchaser" means WGC Acquisition Corp., a
Massachusetts corporation and a Wholly-Owned Subsidiary of the Company.
"Reportable Event" means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.
"Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.
"Responsible Officer" means the chief executive officer or the president of the Company (or any other officer having substantially the same authority and responsibility) or the vice president and chief financial officer of the Company (or any other officer having substantially the same authority and responsibility); and, with respect certification of financial statements or compliance with financial covenants, the treasurer of the Company (or any other officer having substantially the same authority and responsibility).
"S&P" means Standard & Poor's Ratings Group.
"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
"Senior Notes" means the notes to be issued by the Company in a registered offering or pursuant to Rule 144A or


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
in a private placement in an aggregate principal amount not to exceed $300,000,000.
"Significant Subsidiary" means at any time (i) each U.S. Subsidiary, and (ii) each Foreign Subsidiary, provided that such Foreign Subsidiary has at such time either (A) net sales for the preceding four fiscal quarter period in excess of 1% of Consolidated Total Revenues or (B) total assets, as of the last day of the preceding fiscal quarter, constituting 1% or more of Consolidated Total Assets, in each case based upon the Company's most recent annual or quarterly financial statements delivered to the Bank under
Section 6.01.
"Solvent" means, as to any Person at any time, that
(a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act (as enacted in the State of Oregon); (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.
"Subsidiary" of a Person means any corporation , association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.



Page 17
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
"Surety Instruments" means all letters of credit
(including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.
"Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.
"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Bank). "Syndicate Banks" means the financial institutions from time to time party as "Banks" to the Syndicate Credit Agreement.
"Syndicate Credit Agreement" means that Credit
Agreement dated as of July ____, 1999 among the Company, Bank, as Administrative Agent and Letter of Credit Issuing Bank, and the other financial institutions party thereto. "Syndicate Credit Agreement Event of Default" means an "Event of Default" as defined in the Syndicate Credit Agreement.
"Syndicate Loan Documents" means the "Loan Documents" as defined in the Syndicate Credit Agreement.
"Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees,

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
withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Bank, taxes imposed on or measured by its net income (or taxes imposed in lieu of such net income taxes) by the jurisdiction (or any political subdivision thereof) under the laws of which the Bank is organized or maintains a Lending Office.
"Tender Offer" means the offer to purchase all outstanding shares of common stock of the Acquired Company for cash in accordance with the terms of the Offer.
"Tender Offer Expiry Date" means the date on which all conditions to the Purchaser's obligation to purchase shares of the Acquired Company pursuant to the Tender Offer as set forth in Section 1.1(a) of the Merger Agreement have been satisfied or waived.
"Transaction" means, collectively, the Acquisition of the Acquired Company, through the Tender Offer undertaken by the Purchaser, and the Merger.
"Transaction Documents" means the Merger Agreement, together with the Offer, and all other documents and agreements entered into between the Acquired Company and the Company, the Purchaser and any of the Company's other Subsidiaries in furtherance of the transactions contemplated by the foregoing.
"Type" has the meaning specified in the definition of "Loan."
"UCC" means the Uniform Commercial Code as in effect in New York.
"Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
"United States" and "U.S." each means the United States of America.
"U.S. Subsidiary" means a Subsidiary that is incorporated under the laws of any jurisdiction (including territories) of the United States or located in and a resident of the United States.


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
"Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.
1.02 Other Interpretive Provisions.
(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b) The words "hereof," "herein," "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(c) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.
(d) The term "including" is not limiting and means
"including without limitation."
(e) The term "to the best knowledge of the Company", or any other term of similar import, means to the actual knowledge of any executive officer of the Company or any employee of the Company with management responsibility for the subject matter as to which the Company's knowledge is relevant.
(f) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."
(g) Unless otherwise expressly provided herein,
(i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited







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
by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.
(h) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
(i) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Bank by way of consent, approval or waiver shall be deemed modified by the phrase "in its sole discretion."
(j) This Agreement and the other Loan Documents are the result of negotiations between the Bank and the Company, have been reviewed by counsel to the Bank and the Company, and are the products of all parties. Accordingly, they shall not be construed against the Bank merely because of the Bank's involvement in their preparation.
1.03 Accounting Principles.
(a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.
(b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.
ARTICLE II

THE CREDITS
2.01 Amounts and Terms of Commitment.
The Bank agrees, on the terms and conditions set forth herein, to make term loans on not more than three separate dates to the Company (each such loan, a "Loan") from time to time on any Business Day during the period from the Closing Date to the Availability Expiry Date, in an aggregate amount not to exceed


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
the amount of Three Hundred Million Dollars ($300,000,000) (such amount, as the same may be reduced under Section 2.05 or 2.07, the Bank's "Commitment"). Amounts borrowed which are repaid or prepaid by the Company may not be reborrowed.
2.02 Loan Accounts.
(a) The Loans shall be evidenced by one or more accounts or records maintained by Bank in the ordinary course of business. The accounts or records maintained by Bank shall be conclusive absent manifest error of the amount of the Loans made by the Bank to the Company, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.
(b) Upon the request of the Bank the Loans may be evidenced by one or more promissory notes (the "Notes"), instead of or in addition to loan accounts. The Bank shall endorse on the schedules annexed to the Notes the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. The Bank is irrevocably authorized by the Company to endorse its Notes and the Bank's record shall be conclusive absent manifest error; provided, however, that the failure of the Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to the Bank.
2.03 Procedure for Borrowing.
(a) Each Borrowing shall be made upon the Company's irrevocable written notice delivered to the Bank in the form of a Notice of Borrowing (which notice must be received by the Bank
(i) not later than 9:00 a.m. (San Francisco time) at least three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans and (ii) not later than 9:00 a.m. (San Francisco time) at least one Business Day before the requested Borrowing Date, in the case of Base Rate Loans), specifying:
 (i) the amount of the Borrowing, which shall be in a Minimum Amount;
 (ii) the requested Borrowing Date, which shall be a Business Day;
 (iii) the Type of Loans comprising the Borrowing; and


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
 (iv) if applicable, the duration of the Interest
Period applicable to such Loans included in such notice, subject to the provisions of the definition of "Interest
Period" herein. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be 90 days or three months, respectively;
provided, however, that with respect to the Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Bank not later than 8:00 a.m. (San Francisco time) one Business Day before the Closing Date and such Borrowing will consist of Base Rate Loans only.
(b) The proceeds of each such Borrowing will then be made available to the Company by the Bank at the Bank's Payment Office by crediting the account of the Company on the books of the Bank with such proceeds, or if requested by the Company, by wire transfer in accordance with written instructions provided to the Bank by the Company.
(c) After giving effect to any Borrowing, unless the Bank shall otherwise consent, there may not be more than five different Interest Periods in effect.
2.04 Conversion and Continuation Elections.
(a) The Company may, upon irrevocable written notice to the Bank in accordance with subsection 2.04(b):
 (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable
Interest Period, in the case of any other Type of Loans, to convert any such Loans (or any part thereof in a Minimum
Amount) into Loans of any other Type; or
 (ii) elect, as of the last day of the applicable
Interest Period, to continue any Loans having Interest
Periods expiring on such day (or any part thereof in a Minimum Amount);
provided that if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $5,000,000, such Offshore Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

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
(b) The Company shall deliver a Notice of Conversion/Continuation to be received by the Bank (i) not later than 9:00 a.m. (San Francisco time) at least three Business Days in advance of the Conversion/ Continuation Date, if the Loans are to be converted into or continued as Offshore Rate Loans; and
(ii) not later than 9:00 a.m. (San Francisco time) at least one Business Day in advance of time on the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:
 (i) the proposed Conversion/Continuation Date;
 (ii) the aggregate amount of Loans to be converted or continued;
 (iii) the Type of Loans resulting from the proposed conversion or continuation; and
 (iv) other than in the case of conversions into Base
Rate Loans, the duration of the requested Interest Period, subject to the provisions of the definition of "Interest
Period" herein.
(c) If upon the expiration of any Interest Period applicable to Offshore Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.
(d) Unless the Bank otherwise consents, during the existence of a Default or an Event of Default, the Company may not elect to have a Loan converted into or continued as an Offshore Rate Loan.
(e) After giving effect to any conversion or continuation of Loans, unless the Bank shall otherwise consent, there may not be more than five different Interest Periods in effect.
2.05 Voluntary Termination or Reduction of Commitments
 . The Company may, upon not less than three Business Days' prior notice to the Bank, terminate the Commitment, or permanently reduce the Commitment, provided that the aggregate amount of any partial reduction is in a Minimum Amount. Once reduced in accordance with this Section 2.05, the Commitment may not be increased. All accrued commitment fees to, but not

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
including, the effective date of any termination of Commitment, shall be paid on the effective date of such termination.
2.06 Optional Prepayments
 . Subject to Section 3.04, the Company may, at any time or from time to time, upon not less than (i) three Business Days' irrevocable notice to the Bank (in the case of any Offshore Rate Loans), and (ii) one Business Day's irrevocable notice to the Bank (in the case of any Base Rate Loans), ratably prepay Loans in whole or in part, in Minimum Amounts. Such notice of prepayment shall specify the date and amount of such prepayment, and the Type(s) of Loans to be prepaid. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with (other than in the case of Base Rate Loans) accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section
3.04. Optional prepayments of Loans shall be applied in inverse order of maturity.
2.07 Mandatory Prepayments of Loans; Mandatory Commitment
Reductions.
(a) If on the Availability Expiry Date the Commitment shall exceed the outstanding principal amount of the Loans made, such unused portion of the Commitment shall automatically terminate on the Availability Expiry Date.
(b) If the Company or any of its Subsidiaries shall at any time after the Closing Date make or agree to make a Disposition, or shall suffer an Event of Loss, then (i) the Company shall promptly notify the Bank of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received in respect thereof) and
(ii) promptly upon receipt by the Company or the Subsidiary of the Net Proceeds of such Disposition or Event of Loss, the Company shall prepay Loans in an aggregate amount equal to the amount of such Net Proceeds.
(c) If after the Closing Date the Company issues new common or preferred equity, the Company shall promptly notify the Bank of the estimated Net Proceeds of such issuance to be received by the Company. Promptly upon its receipt of Net Proceeds of such issuance, the Company shall prepay Loans in an aggregate amount equal to the amount of such Net Proceeds; provided that at any time the Company has attained Investment

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
Grade debt ratings, such prepayments shall not be required hereunder. As used herein, "Investment Grade" means actual or implied senior unsecured long-term non-credit enhanced debt ratings equal to or better than BBB- from S&P and Baa3 from Moody's.
(d) If after the Closing Date the Company or any of its Subsidiaries issues any debt securities (other than commercial paper issued by the Company or its Subsidiaries up to an aggregate amount of $200,000,000 at any time outstanding), the Company shall promptly notify the Bank of the estimated Net Proceeds of such issuance to be received by the Company or such Subsidiary. Promptly upon the Company's or such Subsidiary's receipt of the Net Proceeds of such issuance, the Company shall prepay Loans in an aggregate amount equal to the amount of such Net Proceeds.
(e) Any prepayments pursuant to this Section 2.07 shall be applied first to any Base Rate Loans then outstanding and then to Offshore Rate Loans with the shortest Interest Periods remaining; provided, however, that if the amount of Base Rate Loans then outstanding is not sufficient to satisfy the entire prepayment requirement, the Company may, at its option, place any amounts which it would otherwise be required to use to prepay Offshore Rate Loans on a day other than the last day of the Interest Period therefor in an interest-bearing account pledged to the Bank until the end of such Interest Period at which time such pledged amounts will be applied to prepay such Offshore Rate Loans. The Company shall pay, together with each prepayment under this Section 2.07, accrued interest on the amount of any Offshore Rate Loans prepaid and any amounts required pursuant to Section 3.04.
2.08 Repayment
 . The Company shall repay to the Bank the aggregate outstanding principal amount of the Loans on the Bridge Maturity Date.
2.09 Interest.
(a) Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be (and subject to the Company's right to convert to other Types of Loans under Section 2.04), plus the Applicable Margin.




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
(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date applicable to such Loan. Interest shall also be paid on the date of any prepayment of Loans (other than Base Rate Loans) under Section 2.06 or 2.07 for the portion of such Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Bank.
(c) Notwithstanding subsection (a) of this Section, while any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum which is determined by adding 2% per annum to the Applicable Margin then in effect for such Loans and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Base Rate plus the Applicable Margin then in effect for Base Rate Loans, plus 2% per annum; provided, however, that on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate, plus the Applicable Margin then in effect for Base Rate Loans, plus 2% per annum.
(d) Anything herein to the contrary notwithstanding, the obligations of the Company hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by Bank would be contrary to the provisions of any law applicable to Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by Bank, and in such event the Company shall pay Bank interest at the highest rate permitted by applicable law.
2.10 Fees.
(a) Commitment Fees. The Company shall pay a commitment fee on the actual daily unused portion of the Bank's Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Bank at a rate per annum equal to the Applicable Fee Amount. Such commitment fee shall accrue from the date hereof to the Availability Expiry Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter to the Availability Expiry Date, with the final payment to be made on the
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
Availability Expiry Date, as the case may be; provided that in connection with any reduction or termination of Commitment under
Section 2.05 or Section 2.07, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of reduction or termination. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article IV are not met.

(b) Utilization Fee.  If at any time the Applicable
Margin is determined by reference to Level 1 as set forth in the Pricing Grid in Annex I, the Company shall pay to the Bank a utilization fee on the outstanding Loans, equal to .125% per annum (any period during which such utilization fee is payable being hereinafter referred to as a "Utilization Fee Accrual Period"). Such utilization fee shall be computed on a quarterly basis in arrears on the last Business Day of each calendar quarter, shall accrue from the first day of any Utilization Fee Accrual Period to the last day thereof and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter to the Bridge Maturity Date, with the final payment to be made on the Bridge Maturity Date. The utilization fee, if applicable, will be added to the Applicable Margin.
(c) Other Fees. The Company shall also pay such other fees to the Bank as are required by the Fee Letter.
2.11 Computation of Fees and Interest.
(a) All computations of interest for Base Rate Loans when the Base Rate is determined by the Bank's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.
(b) Each determination of an interest rate by the Bank shall be conclusive and binding on the Company in the absence of manifest error. The Bank will, at the request of the Company, deliver to the Company a statement showing the quotations used by the Bank in determining any interest rate and the resulting interest rate.


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
2.12 Payments by the Company.
(a) All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Bank at the Bank's Payment Office, and shall be made in Dollars and in immediately available funds, no later than 11:00 a.m. (San Francisco time) on the date specified herein.
(b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.
ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY
3.01 Taxes.
(a) Any and all payments by the Company to the Bank under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.
(b) If the Company shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to the Bank, then:
 (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), the Bank receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;
 (ii) the Company shall make such deductions and withholdings;
 (iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and


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
 (iv) the Company shall also pay to the Bank at the time interest is paid, Further Taxes in the amount that the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.
(c) The Company agrees to indemnify and hold harmless the Bank for the full amount of (i) Taxes, (ii) Other Taxes, and
(iii) Further Taxes in the amount that the Bank specifies as necessary to preserve the after-tax yield such Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank makes written demand therefor.
(d) Within 30 days after the date of any payment by the Company of Taxes, Other Taxes or Further Taxes, the Company shall furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to the Bank.
(e) If the Company is required to pay any amount to the Bank pursuant to subsection (b) or (c) of this Section, then the Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the sole judgment of the Bank is not otherwise disadvantageous to such Bank.
3.02 Illegality.
(a) If the Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Bank or its applicable Lending Office to make Offshore Rate Loans, then, on notice thereof by the Bank to the Company, any obligation of the Bank to make Offshore Rate Loans shall be suspended until the Bank notifies the Company that the circumstances giving rise to such determination no longer exist.
(b) If the Bank determines that it is unlawful to maintain any Offshore Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from the Bank, prepay

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
in full such Offshore Rate Loans of the Bank then outstanding, together with interest accrued thereon and amounts required under
Section 3.04, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan. If the Company is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.
(c) If the obligation of the Bank to make or maintain
Offshore Rate Loans has been so terminated or suspended, the Company may elect, by giving notice to the Bank that all Loans which would otherwise be made by the Bank as Offshore Rate Loans shall be instead Base Rate Loans.
3.03 Increased Costs and Reduction of Return.
(a) If the Bank determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance by the Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans, then the Company shall be liable for, and shall from time to time, upon demand, pay to the Bank, additional amounts as are sufficient to compensate the Bank for such increased costs.
(b) If the Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or
(iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy and the Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of the Bank to the Company, the Company shall pay to the Bank, from time to time as specified by




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
the Bank, additional amounts sufficient to compensate the Bank for such increase.
3.04 Funding Losses
 . The Company shall reimburse the Bank and hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:
(a) the failure of the Company to make on a timely basis any payment of principal of any Offshore Rate Loan;
(b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/ Continuation;
(c) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.06 or 2.07;
(d) the prepayment (including pursuant to Section 2.06 or 2.07) or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or
(e) the conversion under Section 2.04 of any Offshore
Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;
including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Bank under this Section and under subsection 3.03(a), each Offshore Rate Loan made by the Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.
3.05 Inability to Determine Rates
 . If the Bank determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed

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
Borrowing of Offshore Rate Loans or conversion or continuation of Offshore Rate Loans, or that the Offshore Rate applicable pursuant to subsection 2.09(a) for any requested Interest Period with respect to a proposed Borrowing of Offshore Rate Loans or a conversion into or continuation of Offshore Rate Loans does not adequately and fairly reflect the cost to the Bank of funding such Loans, the Bank will promptly so notify the Company. Thereafter, the obligation of the Bank to make or maintain Offshore Rate Loans, as the case may be, hereunder shall be suspended until the Bank revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Bank shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.
3.06 Reserves on Offshore Rate Loans
 . The Company shall pay to the Bank, as long as the Bank shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each Offshore Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Bank (as determined by the Bank in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 15 days' prior written notice of such additional interest from the Bank. If the Bank fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.
3.07 Certificates of Bank
(a) If the Bank claims reimbursement or compensation under this Article III, it shall deliver to the Company a certificate setting forth in reasonable detail the amount payable to it hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.
(b) Failure or delay on the part of the Bank to demand compensation, reimbursement or indemnity under this Article III for Taxes, Further Taxes, Other Taxes, increased costs, reduction in amounts received or receivable, or reduction in return on capital shall not constitute a waiver of the Bank's right to

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
demand such compensation; provided that the Bank shall be entitled to compensation under this Article III for any amounts with respect to any date unless the Bank shall have notified the Company not more than 90 days after the later of (i) such date and (ii) the date on which the Bank shall have become aware of such Taxes, Further Taxes, Other Taxes, costs or reductions.
3.08 Survival
 .  The agreements and obligations of the Company in this
Article III shall survive the termination of the Commitment and the payment of all other Obligations.
ARTICLE IV

CONDITIONS PRECEDENT
4.01 Conditions of Initial Loan
 . The obligation of the Bank to make its initial Loan hereunder shall be subject to the condition that the Bank shall have received on or before the Closing Date all of the following, in form and substance reasonably satisfactory to it:
(a) Credit Agreement. This Agreement executed on or before July 30, 1999 by the Company;
(b) Resolutions; Incumbency.  Each of the following:
 (i) Copies of the resolutions of the board of directors of the Company authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company; and
 (ii) certificates of the Secretary or Assistant
Secretary of the Company, dated as of the Closing Date, certifying the names, titles and true signatures of the officers of the Company authorized to execute, deliver and perform this Agreement and all other Documents to be delivered by it hereunder;
(c) Organization Documents; Good Standing. Each of the documents required to be delivered under subsection 5.01(c) of the Syndicate Credit Agreement;
(d) Legal Opinions.  Each of the following:


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
 (i) An opinion of Stoel Rives LLP, counsel to the Company and addressed to the Bank, dated the Closing Date, substantially in the form of Exhibit D to the Syndicate
Credit Agreement; and
 (ii) a favorable opinion of Brobeck, Phleger &
Harrison LLP, special counsel to the Bank, dated the Closing
Date;
(e) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of the Bank to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Bank's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and
Bank); including any such costs, fees and expenses arising under or referenced in Sections 2.10 and 9.04;
(f) Documents and Actions Relating to the Transaction.
A certificate of a Responsible Officer of the Company required under subsection 5.01(f) of the Syndicate Credit Agreement;
(g) Documents and Actions Relating to the Syndicate
Credit Agreement. A certificate of a Responsible Officer of the Company certifying that all conditions precedent to the closing of the loans under the Syndicate Credit Agreement shall have been satisfied in accordance with the terms and conditions thereof (other than any conditions relating to the closing of the transactions contemplated by this Agreement);
(h) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:
 (i) the representations and warranties contained in
Article V are true and correct on and as of such date, as though made on and as of such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and
 (ii) no Default or Event of Default exists or would result from the Loans.
(i) Existing Credit Facility. Evidence satisfactory to the Bank that the commitments to extend credit under the Existing Credit Facility have been terminated and that all

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
principal, interest, charges and fees due thereunder have been paid or that arrangements reasonably satisfactory to the Bank for the payment thereof have been made by the Bank (the Company acknowledging that such commitments shall be terminated simultaneously with the closing hereunder); and
(j) Other Documents.
 (i) The financial statements and other documents required to be delivered under subsection 5.01(j) of the Syndicate Credit Agreement; and
 (ii) such other approvals, opinions, documents or materials as the Bank may reasonably request.
(k) Notice of Borrowing. The Bank shall have received a Notice of Borrowing.
(l) Representations and Warranties. The representations and warranties in Article V shall be true and correct on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and
(m) No Existing Default.  No Default or Event of
Default shall exist or shall result from the Loan.
4.02 Conditions to All Subsequent Loans
 . The obligation of the Bank to make any subsequent Loan after the Closing Date shall be subject to the satisfaction of the following conditions precedent on the relevant Borrowing
Date:
(a) Notice. The Bank shall have received a Notice of Borrowing;
(b) Representations and Warranties. The representations and warranties in Article V shall be true and correct on and as of such Borrowing Date with the same effect as if made on and as of such Borrowing Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date) and except that this subsection (b) shall be deemed instead to refer to the last day of the most recent quarter and year for which financial statements have then been delivered in respect of the representation and warranty made in subsection 5.11(a));
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(c) No Existing Default.  No Default or Event of
Default shall exist or shall result from such Borrowing; and
(d) No Material Adverse Effect. There has occurred since December 31, 1998 (as to the Company and its Subsidiaries) and February 28, 1999 (as to the Acquired Company and its Subsidiaries), no event or circumstances that has resulted or could reasonably be expected to result in a Material Adverse Effect.
Each Notice of Borrowing submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date, that the conditions in this Section 4.02 are satisfied.
ARTICLE V

REPRESENTATIONS AND WARRANTIES
The Company represents and warrants to the Bank that:
5.01 Corporate Existence and Power
 .  The Company and each of its Subsidiaries:
(a) (i) (in the case of the Company) is a corporation duly organized and validly existing under the laws of the State of Oregon, and (ii) (in the case of any Subsidiary) is a corporation, limited liability company or partnership duly organized or formed, as the case may be, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation or formation;
(b) (i) has the organizational power and authority and all material governmental licenses, authorizations, consents and approvals to own its assets and carry on its business and
(ii) has the organizational power and authority and all governmental licenses, authorizations, consents and approvals to execute, deliver, and perform its obligations under the Documents to which it is a party;
(c) is duly qualified, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, license or good standing; and



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(d) is in compliance with all material Requirements of
Law; except, in each case referred to in clause (a)(ii), (b)(i),
(c) or (d) where failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02 Corporate Authorization; No Contravention
 . The execution, delivery and performance by the Company and its Subsidiaries of this Agreement and each other Document to which such Person is party, have been duly authorized by all necessary corporate action, and do not and will not:
(a) contravene the terms of any of that Person's
Organization Documents;
(b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or
(c) violate any Requirement of Law.
5.03 Governmental Authorization
 . No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, the Company or any of its Subsidiaries of this Agreement or any other Document or (ii) the consummation of the Tender Offer or the Transaction, except, in the case of this clause (ii),
(A) such as will be obtained before the Tender Offer Expiry Date or (B) where failure to obtain or effect any of the foregoing could not reasonably be expected to have a Material Adverse Effect.
5.04 Binding Effect
 .This Agreement and each other Document to which the Company or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of the Company or the Subsidiary party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

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(a) The Merger Agreement is in full force and effect,
enforceable against the parties thereto in accordance with its terms, and has not been amended or modified in any material respect since its date of execution. The Offer has not been amended or modified in any material respect.
5.05 Litigation
 . Except as specifically disclosed in Schedule 6.05 to the Syndicate Credit Agreement, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, the Acquired Company, or its Subsidiaries or any of their respective properties which:
(a) purport to affect or pertain to this Agreement or any other Document, or any of the transactions contemplated hereby or thereby; or
(b) if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.
5.06 No Defaults
 . No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. Neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would create an Event of Default under subsection 9.01(e) of the Syndicate Credit Agreement.
5.07 ERISA Compliance
 . Except as specifically disclosed in Schedule 6.07 to the Syndicate Credit Agreement:
(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable

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determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
(b) There are no pending or, to the best knowledge of
Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c) (i)   No ERISA Event has occurred or is reasonably
expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA);
(iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
5.08 Use of Proceeds; Margin Regulations
 . The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.05 and Section
7.01. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.
5.09 Title to Properties; Liens
 . The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such properties and defects in title as could not, individually or in the aggregate,

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
reasonably be expected to have a Material Adverse Effect. The property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.
5.10 Taxes
 . The Company and its Significant Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.
5.11 Financial Condition
(a) . (a) The audited consolidated balance sheet of the Company and its Subsidiaries dated March 29, 1998, the unaudited balance sheet of the Company and its Subsidiaries dated March 28, 1999 and, in each case, the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal period ended on that date:
 (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein, subject to the absence of footnotes and ordinary, good faith year end audit adjustments in the case of quarterly financial statements;
 (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and the results of operations and cash flows for the periods covered thereby; and
 (iii) except as specifically disclosed in Schedule
6.11 to the Syndicate Credit Agreement, reflect, by footnote disclosure or otherwise, all material Indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.
(b) The pro forma financial statements of the Company and its Subsidiaries referred to in subsection 4.01(j)(i) were prepared on a basis consistent with GAAP as applied to the Company's financial statements, have been prepared in good faith


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by the Company based on reasonable assumptions, are based on the best information available to the Company as of the date of delivery thereof, accurately reflect all material adjustments required to be made to give effect to the Transaction, and present fairly on a pro forma basis the estimated consolidated financial position of the Company as of the date thereof, assuming consummation of the Transaction.
(c) Since December 31, 1998 (as to the Company and its Subsidiaries) and February 28, 1999 (as to the Acquired Company and its Subsidiaries) there has not been any Material Adverse Effect.
5.12 Environmental Matters
 . The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 6.12 to the Syndicate Credit Agreement, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.13 Regulated Entities
 . None of the Company, any Person controlling the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.
5.14 No Burdensome Restrictions; No Restrictions on
Subsidiary Dividends
 . Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect. Except as permitted by Section 8.16 of the Syndicate Credit Agreement, neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation which expressly restricts, limits or prohibits the payment of dividends by any Subsidiary or the making of any other distribution in respect of such Subsidiary's capital stock.




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5.15 Copyrights, Patents, Trademarks and Licenses, Etc
 . The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 6.05 to the Syndicate Credit Agreement, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Company, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the best knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.
5.16 Subsidiaries
 . As of the Closing Date (after giving effect to the Transaction), the Company has no Subsidiaries other than those specifically disclosed in Schedule 6.16 to the Syndicate Credit Agreement.
5.17 Insurance
 . Except as specifically disclosed in Schedule 6.17 to the Syndicate Credit Agreement, the properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates except to the extent the Company and its Subsidiaries maintain a plan or plans of self-insurance to such extent and covering such risks as is usual for companies of similar size engaged in similar businesses and owning similar properties.
5.18 Solvency
 . The Company and its Significant Subsidiaries (taken as a whole) are Solvent.



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5.19 Swap Obligations
 . Neither the Company nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations. The Company has undertaken its own independent assessment of its consolidated assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.
5.20 Year 2000
 . On the basis of a comprehensive review and assessment of the Company's and its Subsidiaries' systems and equipment and inquiry made of the Company's and its Subsidiaries' material suppliers, vendors and customers, the Company's management is of the view that the "Year 2000 problem" (that is, the inability of computers, as well as embedded microchips in non-computing devices, to perform properly date-sensitive functions with respect to certain dates prior to and after December 31, 1999), including costs of remediation, will not result in a Material Adverse Effect. The Company and its Subsidiaries have developed feasible contingency plans adequately to ensure uninterrupted and unimpaired business operation in the event of failure of their own or a third party's systems or equipment due to the Year 2000 problem, including those of vendors, customers, and suppliers, as well as a general failure of or interruption in its communications and delivery infrastructure.
5.21 Merger Representations
 . All representations and warranties of the Purchaser or the Company in the Merger Agreement are true and correct in all material respects as of each date made or deemed made. To the Company's knowledge, all representations and warranties of the Acquired Company in the Merger Agreement are true and correct in all material respects as of each date made or deemed made.
5.22 Full Disclosure
 . None of the representations or warranties made by the Company or any Subsidiary in the Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in the Offer or in any other exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Documents (including the offering and disclosure materials delivered by or

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on behalf of the Company to the Bank prior to the Closing
Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Company represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being understood that forecasts and projections by their nature involve approximations and uncertainties).
ARTICLE VI

AFFIRMATIVE COVENANTS
So long as the Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Bank waives compliance in writing:
6.01 Financial Statements and Other Information
 . The Company shall deliver to the Bank, in form and detail reasonably satisfactory to the Bank, the financial statements and other documents, notices and certificates described in Section 7.01, 7.02 and 7.03 of the Syndicate Credit Agreement within the time limits stipulated within such sections.
6.02 Other Information
 . The Company shall promptly furnish to the Bank such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Bank may from time to time reasonably request.
6.03 Notices
 .  The Company shall promptly notify the Bank:
(a) but in no event more than 10 days after a Responsible Officer becomes aware of the occurrence or existence thereof, of the occurrence of any Default or Event of Default; and



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(b) of any proposed waiver, amendment or modification
of the Syndicate Credit Agreement.
Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 6.03(a) shall describe with particularity any and all clauses or provisions of the Syndicate Credit Agreement, this Agreement or other Loan Document, that have been (or foreseeably will be) breached or violated, but the failure to correctly list all such sections shall not, of itself, constitute a failure to comply with this Section.
6.04 Inspection of Property and Books and Records
 . The Company shall, and shall cause each Subsidiary to, maintain proper books of record and account, in which full, true and correct entries in conformity with local statutory reporting requirements or GAAP consistently applied, as applicable, shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial, operating and other records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Bank may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.
6.05 Use of Proceeds
 . The Company shall use the proceeds of the Loans: (i) to fund the purchase of shares tendered pursuant to the Tender Offer, the consummation of the Merger and the payment of fees, costs and expenses arising out of the Transaction; (ii) to refinance Indebtedness of the Acquired Company; (iii) to refinance the Indebtedness of the Company and certain of its Subsidiaries under the Existing Credit Facility; and (iv) for working capital and other general corporate purposes not in



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contravention of any Requirement of Law or of any Document
(including for purposes of undertaking Acquisitions; provided that such Acquisitions do not contravene any provision of this Agreement or of any other Document or any applicable Requirement of Law).
6.06 Covenants under Syndicate Credit Agreement
 . The Company shall at all times perform and comply or, as appropriate, cause the performance and compliance with all covenants set forth in Article VII of the Syndicate Credit Agreement, as if such covenants were set forth in full herein.
6.07 Further Assurances
(a)	The Company shall ensure that all written
information, exhibits and reports furnished to the Bank do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Bank and correct any defect or error that may be discovered therein or in any Document or in the execution, acknowledgement or recordation thereof.
(b) Promptly upon request by the Bank, the Company shall do, execute, acknowledge, and deliver any and all such further acts, certificates, assurances and other instruments the Bank may reasonably require from time to time in order to carry out more effectively the purposes of this Agreement or any other Loan Document.
ARTICLE VII

NEGATIVE COVENANTS
So long as the Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied:
7.01 Use of Proceeds
 . The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (i) (A) to purchase or carry Margin Stock, (B) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, or (C) to extend credit for the purpose of purchasing or carrying any


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
Margin Stock, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the FRB, or (ii) to finance an Acquisition which is contested at any time by the board of directors or equivalent governing body of the acquired Person or the Person from whom the Acquisition is to be made (an "Unfriendly Acquisition") or for a bid to make an Unfriendly Acquisition.
7.02 Covenants Under Syndicate Credit Agreement
 . The Company shall at all times perform and comply or, as appropriate, cause the performance and compliance with all covenants set forth in Article VIII of the Syndicate Credit Agreement, as if such covenants were set forth in full herein.
ARTICLE VIII

EVENTS OF DEFAULT
8.01 Event of Default
 . Any of the following shall constitute an "Event of Default":
(a) Non-Payment. The Company fails to make, (i) when and as required to be made herein, payments of any amount of principal of any Loan, or (ii) within five days after the same becomes due, payment of any interest, fee or any other amount payable hereunder or under any other Loan Document; or
(b) Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or
(c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in any of
Section 6.01, 6.02(a) or  6.03, or in Article VII; or
(d) Other Defaults. The Company or any Subsidiary party thereto fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document,



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
and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or
(ii) the date upon which written notice thereof is given to the Company by the Bank; or

(e) Insolvency; Voluntary Proceedings. The Company or any Significant Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise;
(ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or
(f) Involuntary Proceedings.  (i) Any involuntary
Insolvency Proceeding is commenced or filed against the Company or any Significant Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any Significant Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Significant Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or
(iii) the Company or any Significant Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or
(g) Default under Syndicate Credit Agreement.  Any
Syndicate Credit Agreement Event of Default shall have occurred and be continuing.
8.02 Remedies
 . If any Event of Default occurs, the Bank may do any or all of the following:
(a) declare the obligation of the Bank to make any Loans hereunder to be terminated, whereupon such obligation shall be terminated;

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(b)	declare the unpaid principal amount of all
outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other
Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

(cn exercise all rights and
remedies available to it under the Loan Documents or applicable law;
provided, however, that upon the occurrence of any event specified in subsection (e) or (f) of Section 8.01 (in the case of clause (i) of subsection (f) upon the expiration of the 60-day period mentioned therein), the obligation of the Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Bank.
ARTICLE IX

MISCELLANEOUS
9.01 Amendments and Waivers
 .  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Bank and the Company, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
9.02 Notices
(a)	All notices, requests, consents, approvals,
waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission), and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 1; or, as directed to the Company or the Bank, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Bank.



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(b)	All such notices, requests and communications
shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the fifth Business Day after the date deposited into the mails, or if delivered, upon delivery (provided that all notices of a Default or an Event of Default shall be given by overnight delivery or facsimile transmission, and provided further that any failure to do so shall not impair or limit the rights and remedies of the Bank resulting from the existence of such Default or Event of Default); except that notices pursuant to Article II to the Bank shall not be effective until actually received by the Bank at the address specified for the Bank on Schedule 1.

(c) Any agreement of the Bank herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Bank shall not have any liability to the Company or other Person on account of any action taken or not taken by the Bank in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the telephonic or facsimile notice.
9.03 No Waiver; Cumulative Remedies
 . No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.



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9.04 Costs and Expenses
 .  The Company shall:
(a)	whether or not the transactions contemplated
hereby are consummated, pay or reimburse the Bank within five Business Days after demand (subject to subsection 4.01(e)) for all costs and expenses reasonably incurred by the Bank in connection with (i) the development, preparation, delivery, closing, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and
(ii) the consummation of the transactions contemplated hereby and thereby; and

(b) pay or reimburse the Bank within five Business
Days after demand (subject to subsection 4.01(e)) for all costs and expenses (including Attorney Costs) incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).
9.05 Company Indemnification
 . Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold the Bank, the Bank's Affiliates and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each an "Indemnified Person") harmless from and against any and all liabilities, claims, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans) be imposed on, incurred by or asserted against any such Person arising out of any demand made on or claim asserted against an Indemnified Person in any way relating to or arising out of this Agreement, the Transaction, the other Documents or any document contemplated by or referred to therein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any


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
investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Transaction, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent they are found by a final decision of a court of competent jurisdiction or in binding arbitration to have resulted primarily from the gross negligence or willful misconduct of or from materially misleading information relating to and provided in writing by such Indemnified Person. The agreements in this Section and in
Section 9.04 shall survive the termination of the Commitment and the payment of all Obligations.

9.06 Marshalling; Payments Set Aside
 . The Bank shall be under no obligation to marshal any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment to the Bank, or the Bank exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.
9.07 Successors and Assigns
 . The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank.
9.08 Assignments, Participations, Etc.
(a) (a) The Bank may, with the written consent of the Company (which shall not be unreasonably withheld), at any time assign and delegate to one or more Eligible Assignees (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitment, and the other rights and obligations of the Bank hereunder; provided, however, that (i) no written consent of the Company shall be required during the existence of a Default or an
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
Event of Default; and (ii) no written consent of the Company shall be required in connection with any assignment and delegation by the Bank to an Eligible Assignee that is an Affiliate of the Bank; and provided further, however, that the Company may continue to deal solely and directly with the Bank in connection with the interest so assigned to an Assignee until the Bank and its Assignee shall have delivered to the Company a written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee.

(b) The Bank may at any time sell to one or more commercial banks or other Persons (a "Participant") participating interests in any Loans, the Commitment and the other interests of the Bank hereunder and under the other Loan Documents; provided, however, that (i) the Bank's obligations under this Agreement shall remain unchanged, (ii) the Bank shall remain solely responsible for the performance of such obligations, (iii) the Company shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement and the other Loan Documents, and (iv) the Bank shall not transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would affect or involve any of the following: (A) any increase or extension of the Commitment (or reinstatement of the Commitment if terminated pursuant to Section 8.02); (B) any postponement or delay of any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Bank hereunder or under any other Loan Document (including the date of any mandatory prepayment hereunder); or (C) any reduction of the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document.
9.09 Confidentiality
 . The Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any Subsidiary, or by the Agent on the Company's or such Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or

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
in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or
(ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to such Bank; provided, however, that the Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process;
(C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Bank or its Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to the Bank's independent auditors, legal counsel and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Bank hereunder; (H) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Bank or such Affiliate; and (I) to its Affiliates; provided, that with respect to disclosures under clauses (B) and (D), the Bank shall use commercially reasonable efforts to notify the Company (unless such notification is prohibited by any applicable Requirement of Law) of the proposed disclosure before such disclosure is made to reasonably afford the Company the opportunity to seek to prevent such disclosure.

9.10 Set-off
 . In addition to any rights and remedies of the Bank provided by law, if an Event of Default exists or the Loans have been accelerated, the Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Bank to or for the credit or the account of the Company against any and all Obligations owing to the Bank, now or hereafter existing, irrespective of whether or not the Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. The Bank agrees
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
promptly to notify the Company after any such set-off and application made by the Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
9.11 Automatic Debits of Fees
 . With respect to any principal, interest, commitment fee, arrangement fee, letter of credit fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Bank under the Loan Documents, the Company hereby irrevocably authorizes the Bank to debit any deposit account of the Company with the Bank in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such principal, interest, fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the payment then due, such debits will be reversed (in whole or in part, in the Bank's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

9.12 Counterparts
 . This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.
9.13 Severability
 . The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.
9.14 No Third Parties Benefited
 . This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Bank, the Indemnified Persons and their successors and permitted assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.





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
9.15 Governing Law and Jurisdiction (a) THIS AGREEMENT AND
ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE BANK SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
(b)ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS
AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY AND THE BANK CONSENT, FOR THEMSELVES AND IN RESPECT OF THEIR PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE COMPANY AND THE BANK EACH IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.

9.16 Waiver of Jury Trial
 .  THE COMPANY AND THE BANK EACH WAIVE THEIR RESPECTIVE
RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY
TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY AND THE BANK EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE
PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN
PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
9.17 Entire Agreement
 . This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company and the Bank and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.
(remainder of page intentionally left blank)
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in San Francisco, California, by their proper and duly authorized officers as of the day and year first above written.


	PRECISION CASTPARTS CORP.
	By: 	/s/ W.D. Larsson

	Title: 	Vice President and Chief
			Financial Officer



	BANK OF AMERICA, N.A.
	By: /s/ Kenneth J. Beck


	Title: 	Vice President












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SCHEDULE 1
PAYMENT OFFICES; ADDRESSES FOR NOTICES;
LENDING OFFICES
PRECISION CASTPARTS CORP.
Address for Notices:
Precision Castparts Corp.
Executive Office, Suite 240
4650 S.W. Macadam Avenue
Portland, OR 97201-4254
Attention:   Treasurer

BANK OF AMERICA, N.A.

Notices for Borrowing, Conversions/Continuations, Payments and
Otherwise:

Bank of America, N.A.
Credit Services
1850 Gateway Blvd
Concord, CA 94520
Attention:  Cheryl Stroble


Bank's Payment Office:

Bank of America, N.A.
1850 Gateway Blvd
Concord, CA 94520
Attention:  Credit Services
















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(continued.)